Exhibit 10.7

FLUOR CORPORATION AND SUBSIDIARIES
Policy Manual

Section:	Human Resources	Effective:	02/02/2012

Directive:	MPE-HR-005	Supersedes:	06/01/07

Subject:	Executive Severance Policy	Last Review:	02/02/2012

Applies To:	Fluor Corporation and Subsidiaries

PURPOSE

The purpose of this Executive Severance Policy is to provide severance compensation to eligible executives of Fluor Corporation and designated subsidiaries who leave the Company, depending on the circumstances and conditions leading to termination.  It is intended that the provisions of the Policy comply with the exclusion from Section 409A of the U.S. Internal Revenue Code for so-called short-term deferrals, and all provisions of the Policy will be construed and interpreted in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.

ELIGIBILITY

Individuals who are eligible are executives of Fluor Corporation and designated subsidiaries actively at work who are participants in the Fluor Corporation and Subsidiaries 2008 Executive Performance Incentive Plan (or any successor plan, the “Incentive Plan”) and who execute the required settlement and release agreement in exchange for the severance.  In the event of reclassification from Officer to Non-officer, the individual will retain the Officer level severance pay structure for one year after the reclassification.  In the event of decertification from EMT to Non-EMT status, this policy will be in effect for one year from the date of decertification.

DEFINITIONS

For the purpose of the Policy, the following definitions apply:

A.            Voluntary Separation

Action taken by an executive which results in the executive no longer being employed by the Company for reasons including: personal reasons, to seek or accept other employment, for failure to return at conclusion of leave, or to voluntarily retire.

B.    Involuntary Separation

1.               Action taken by the Company due to reduction in force, reorganization or reduced workload or other similar circumstances whereby the executive’s services are no longer required by the Company.  Executives involuntarily separated who meet the retirement criteria may elect retirement under those benefit plans of the Company that provide retirement benefits.

2.               Action taken by the Company when an executive has a qualifying disability under the Americans with Disabilities Act, or a similar disability statute, and is unable to perform her/his essential job functions with or without reasonable accommodation.

This Fluor Corporation policy is subject to modification or revision in part or in its entirety to reflect changes in conditions subsequent to the effective date of this policy.

C.           Involuntary Discharge

Action taken by the Company for reasons other than stated in Paragraph B above including but not limited to absenteeism, misconduct, insubordination, appearing at work under the influence of a controlled substance or alcohol, unethical behavior, disclosure of confidential information, sexual harassment, employment discrimination, unsatisfactory performance, or violation of any Company policy.

D.           Officer

An executive who is a Vice President or above of Fluor Corporation, Fluor Enterprises Inc., or Fluor Constructors, Inc., who participates in the Incentive Plan.

F.             Completed Years of Accumulated Service

A period of accumulated service with the Company, subject to the limitation set forth in Paragraph A.4.c under Procedures.

G.            Beneficiary

The beneficiary/beneficiaries for the Executive Severance Policy will be determined, in order, and, as applicable, by (i.) the related Beneficiary form on file with the Executive Compensation department; (ii.) the beneficiary/beneficiaries listed on file with the Company’s Savings Investment Plan (SIP); (iii.) the beneficiary/beneficiaries listed on file with a Company Group Life/Health Insurance Plan; and, in the absence of any designation, by (iv.) the administrator or executor of the executive’s estate.

H.            Total and Permanent Disability

As set forth in the Company’s Long Term Disability Plan for Salaried Employees Summary Plan Description, an individual is totally and permanently disabled when, on the date of disability, he/she meets the following definition of disability:

•                       Own Occupation Period.  For the first 24 months for which benefits are paid, you are unable to perform the material and substantial duties of the occupation that you were performing when your Disability or Partial Disability began due to sickness or injury.

•                       Any Occupation Period.  After benefits have been paid for 24 months, you are unable to perform the material and substantial duties of any gainful occupation due to sickness or injury.

If your occupation requires a license, “loss of license” for any reason does not, in itself, constitute disability.

PROCEDURES

A.            Severance Pay

1.              Voluntary Separation

The Company will not provide severance pay nor consider proration of incentive compensation in connection with any voluntary separation as set out in Paragraph A under Definitions.

2.              Involuntary Separation

Severance pay will be based on current base salary and Completed Years of Accumulated Service as follows:

a.               Officers

1)              Two weeks of severance pay for each Completed Year of Accumulated Service up to 52 weeks.

2)              Minimum eight weeks of severance pay.

b.              Non-Officer Executives

1)              Two weeks of severance pay for each Completed Year of Accumulated Service up to 26 weeks.

2)              Minimum four weeks of severance pay.

3.               Involuntary Discharge

The Company will not provide severance pay nor consider proration of incentive compensation in connection with any Involuntary Discharge as set out in Paragraph C under Definitions.

4.     Limitations

a.               The total Completed Years of Accumulated Service calculated for a severance payment may only be used one time in severance calculations.  So, in the case of re-hire, a subsequent calculation of severance would not include any Years of Accumulated Service previously used to calculate any other severance payment(s).

b.              In cases where the executive is entitled to legislated severance pay in non-U.S. countries, the executive may not receive a severance payment hereunder or severance payment may be reduced.

5.     Lump Sum Payment

Severance pay will be paid in a lump sum within 75 days following the date of separation provided that the executive executes the required release within this time period.  Failure to execute such release will forfeit the executive’s right to severance pay.

6.               Payment in the Event of Death

In the event of an executive’s death prior to payment of any severance benefit, payment will be made to the designated beneficiary in a lump sum within 75 days following the date of separation.

B.            Annual Incentive Compensation (As defined in the Incentive Plan).

1.               Voluntary Separation

The Company will not provide a prorated incentive award except, at the discretion of the Company, in the case of death, or total and permanent disability.

2.               Involuntary Separation

The Company will not provide a prorated incentive award.

3.               Involuntary Discharge

The Company will not provide a prorated incentive award.

C.            Perquisites

Company perquisites will be awarded to a separating executive according to the designated perquisite policies located in the Human Resources (HR) section of this manual.

E.              Insurance Coverage

Applicable insurance coverage, i.e., group health, long-term disability, executive health, etc., will cease on date of termination, unless the departing executive converts coverage to an individual policy, where such coverage may available.  Where applicable, the departing executive may elect continued coverage through the Consolidated Omnibus Budget Reconciliation Act (COBRA).

F.              Time Off with Pay (TOWP) Program

Balance will be paid at time of termination.

G.            Stock Based Awards

Upon separation, the treatment of stock-based awards is governed by the individual stock-based award agreement(s) and the Incentive Plan.

H.            Long Term Incentive (LTI) Program

Upon separation, the treatment of stock-based awards is governed by the individual stock-based award agreement(s) and the Incentive Plan.

I.                 Separation and Release (S & R) Agreements of All Claims

No severance benefit will be due eligible executives unless a settlement and release agreement provided by the Company has been properly and timely executed.

J.              Policy Review

This policy will be reviewed on a periodic basis and amended to comply with established governmental rules and regulations and in accordance with Company policies and procedures.

EXCEPTIONS

Exceptions require the approval of the Chairman and Chief Executive Officer of Fluor Corporation for executives other than section 16(b) officers.  Exceptions for 16(b) officers may additionally require approval by the Organization and Compensation Committee of the Board of Directors.